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MONSANTO EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER TERRY CREWS TO RETIRE

Carl Casale, Executive Vice President, Strategy and Operations, To Succeed Crews as CFO

ST. LOUIS (August 12, 2009) -- Monsanto Company (NYSE: MON) announced today that Terry Crews, 53, Executive Vice President and Chief Financial Officer, will retire from the Company effective Nov. 30, 2009. Carl Casale, 48, currently Executive Vice President of Strategy and Operations, has been named as Crews’ successor effective Sept. 1, 2009.  Crews will serve as Special Assistant to the CEO through Nov. 30, 2009.
“Terry Crews personifies the talent, drive and passion that made Monsanto’s transition to the world’s leading agricultural seeds and traits enterprise the success it is today,” said Hugh Grant, chairman, president and chief executive officer.  “His achievements have not only won him the gratitude of our employees and shareholders, but also recognition as a highly-regarded business leader within our organization as well as the business and investment community.  While we respect and understand his personal desire to spend more time with his family, he’ll be greatly missed.”
“I’m very proud to have been a part of the spectacular success of Monsanto,” Crews added. “This company has a bright future with strong investments in places that can make a difference for farmers, our people and our shareowners. After careful consideration with my family, I’ve decided this is the right time to cap my long career and ensure a successful transition as the company embarks on its next decade of innovation. “
During his 32-year career, Crews led Monsanto through several unique transitions including Monsanto’s integration of its first seed company investments in the 1990s, its original initial public offering and ultimate spinoff earlier this decade, as well as the company’s settlement proceedings with Solutia last year. Crews’ financial discipline is credited with supporting Monsanto in its historic annual earnings growth path of 20 percent which enabled the St. Louis-based company to return value to its shareowners, invest in new innovations for farmers as well as support a number of acquisitions over the years including Delta and Pine Land, Seminis and De Ruiter Seeds.

Casale Named Next Chief Financial Officer
“On behalf of Monsanto’s Board of Directors and all of our employees, I’m pleased to announce that Carl Casale will assume the role of Chief Financial Officer for Monsanto,” said Grant. “Carl’s leadership in our commercial organizations coupled with his track-record of economic, financial and operational excellence makes him a strong leader for our financial organization.”
Casale joined former Monsanto Company in 1984. During his 25-year tenure with Monsanto, Casale led the company’s commercial organization. He also spearheaded several key strategic initiatives for the company including litigation resolution efforts with major competitors, the establishment of American Seeds, the SmartStaxTM collaboration with Dow AgroSciences, and the acquisition of Cristiani Burkhard.  Most recently, Casale led strategy and operations for the company. In this role, he oversaw Monsanto’s strategy, manufacturing and information technology organizations.
Casale holds a B.S. degree in agricultural economics from Oregon State University and a M.B.A. from Washington University. He grew up on a family farm in Oregon, which still operates today, and began his career as a sales representative in Walla Walla, Washington. Casale maintains his hands-on involvement with farming to this day and runs his own commercial farming operation in his spare time.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit http://www.monsanto.com.

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NOTE TO EDITORS: SmartStax™ multi-event technology developed by Dow AgroSciences and Monsanto.
SmartStax is a trademarks of Monsanto Technology LLC.